EXHIBIT 10(r)

Summary of Compensation Arrangements for

Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

      Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on February 12, 2007 for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2006 (the “Named Executive Officers”).

Annual Base Salary:

      The Compensation Committee approved the following base salaries, effective February 26, 2007, for the Named Executive Officers:

William C. Weldon	$1,735,000
Chairman/ CEO
Robert J. Darretta	$1,030,000
Vice Chairman/ Retired CFO
Christine A. Poon	$1,015,000
Vice Chairman
Per A. Peterson	$835,000
Chairman, R&D Pharmaceuticals Group
Russell C. Deyo	$775,000
Vice President, General Counsel and Chief Compliance Officer

Performance Bonus:

      The Compensation Committee has approved the following bonus payments for performance in 2006 (divided at the discretion of the Compensation Committee between cash and Common Stock at the “fair market value” (calculated as the average of the high and low prices on the New York Stock Exchange) on February 16, 2007):

Mr. Weldon	$3,200,000
Mr. Darretta	$1,000,000
Ms. Poon	$1,000,000
Dr. Peterson	$807,000
Mr. Deyo	$850,000

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Stock Option and Restricted Share Unit Grants:

      The Compensation Committee approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan. The stock options were granted at an exercise price of $65.62, which was the fair market value of the Company’s Common Stock on the date of grant. The options will become exercisable on February 12, 2010 and expire on February 10, 2017. The RSUs will vest on February 12, 2010, upon which for each RSU, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock. Mr. Darretta and Dr. Peterson both plan to retire in 2007 and therefore did not receive stock option or RSU awards in 2007.

Mr. Weldon	457,178	stock options	38,098	RSUs
Mr. Darretta	0	stock options	0	RSUs
Ms. Poon	205,730	stock options	17,144	RSUs
Dr. Peterson	0	stock options	0	RSUs
Mr. Deyo	114,294	stock options	9,525	RSUs

Non-Equity Incentive Plan Awards:

      The Compensation Committee approved the following non-equity incentive plan awards on February 12, 2007 in recognition of performance during 2006 under the Company’s Certificate of Extra Compensation (“CEC”) program. Awards are not paid out until retirement or other termination of employment. As of the end of fiscal year 2006, the CEC value per unit was $26.58. The CEC unit value is preliminary and is subject to increase or decrease based on the performance of the Company. Mr. Darretta and Dr. Peterson both plan to retire in 2007 and therefore did not receive CEC awards in 2007.

Mr. Weldon	200,000	CEC units
Mr. Darretta	0	CEC units
Ms. Poon	25,000	CEC units
Dr. Peterson	0	CEC units
Mr. Deyo	11,000	CEC units

Compensation Arrangements for Non-Employee Directors

      Each Non-Employee Director receives an annual fee of $85,000 for his or her services as a Director. In addition, Directors receive $5,000 for service on a committee of the Board of Directors or $15,000 if Chairman of the committee. The Presiding Director is paid an annual fee of $10,000.

      Under the 2005 Long-Term Incentive Plan, each Non-Employee Director receives non-retainer equity compensation each year in the form of restricted stock having a value of $100,000. Each Non-Employee Director received a grant of 1,523 shares of restricted stock, based upon the fair market value of the Common Stock of the Company on February 12, 2007, for service on the Board in 2006. Each Non-Employee Director receives a one-time grant of 1,000 shares of Company Common Stock upon first becoming a member of the Board of Directors.

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